Exhibit 99.1

Investor Relations and Media Contact Christina Hachikian 847/653-7166

Elzie L. Higginbottom Elected to

Taylor Capital Group Board of Directors

CHICAGO, IL – October 27, 2010 – Taylor Capital Group, Inc. (Nasdaq: TAYC) today announced that on October 21, 2010, Elzie L. Higginbottom, 68, President of East Lake Management and Development Corporation and East Lake Management Group Inc., was appointed to the Company’s Board of Directors. Mr. Higginbottom is currently and will remain a member of the Board of Directors of Cole Taylor Bank, the commercial bank subsidiary of Taylor Capital Group.

“Elzie has been a valuable member of the Cole Taylor Bank Board of Directors for the last fifteen years,” said Bruce W. Taylor, Chairman of the Board of Taylor Capital Group, Inc. “I’m delighted that he will bring his extensive experience as a Chicago-area business leader and his keen understanding of our organization to the Taylor Capital Board. Elzie and all of our board members are an integral part of our efforts to grow our business and achieve our goals.”

Elzie L. Higginbottom is the President and Founder of East Lake Management and Development Corporation and East Lake Management Group, Inc. In this capacity, Mr. Higginbottom currently oversees the management of over 12,000 residential units, as well as several commercial properties, and has developed more than 3,500 units of housing across the Midwest. He is active in revitalizing Chicago’s underserved communities, in particular the Bronzeville neighborhood on Chicago’s South Side. Mr. Higginbottom also serves as the Chairman of the Cook County Housing Authority Board, as well as a member of the After School Matters Board, a Trustee of Chicago City Day School and a member of the Board of Trustees for Illinois Institute of Technology.

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is a $4.6 billion bank holding company for Cole Taylor Bank, a Chicago-based commercial bank specializing in serving the banking needs of closely held businesses and the people who own and manage them. Cole Taylor is a member of the FDIC and an Equal Housing Lender.